August 3, 1998



Aqua Clara Bottling & Distribution, Inc.
10720 72nd Street, North, Suite 305
Largo, Florida 33777

         Re:      Registration Statement on
                  Form SB-2, File No. 333-44315 (the "Registration Statement")

Gentlemen:

         You have requested our opinion as to the legality of the issuance by you (the "Corporation") of an estimated 4,610,190 shares of common stock ("Shares") including 1,952,500 Shares currently outstanding; an estimated 2,307,690 Shares issuable upon conversion of the Series A Convertible Preferred Stock ("Series A Stock"), and options to purchase 350,000 shares of common stock, all as further described in the Registration Statement in the form to be filed with the U.S. Securities and Exchange Commission.

        As your counsel, we have reviewed and examined:

        1.        The Articles of Incorporation of the Corporation;

        2.        The Bylaws of the Corporation;

        3.        A copy of certain resolutions of the corporation;

        4.        The Registration Statement;

        5. The Designation filed with the Colorado Secretary of State describing the terms of the Series A Stock;

        6.        Corporate Relations/Lead Generation Agreement between the
 Company and
                  Corporate Relations Group; and

        7.        Secured Installment Promissory Notes (the "Notes").

Aqua Clara Bottling & Distribution, Inc.
August 3, 1998
Page -2-

        In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

        Based upon the foregoing, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, if sold as described in the Registration Statement (and as to shares issuable upon warrants as options if the warrants or options are exercised in accordance with their terms), will be legally issued, fully paid and nonassessable, provided that no less than par value is paid for any Shares, and provided the Notes are fully paid.

        No opinion is expressed herein as to the application of state securities or Blue Sky laws.

        This opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

        Notwithstanding the above, we consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,



HAND & HAND